Exhibit 10(1xv)

Agreement between American Greetings Corporation and

Morry Weiss in connection with Termination of the Split Dollar Agreement

THIS AGREEMENT made and entered into this 16th day of February 2009 between American Greetings Corporation (the “Corporation”), an Ohio corporation, and Morry Weiss.

WHEREAS, the Corporation and the Morry Weiss and Judith S. Weiss 2001 Irrevocable Trust (the “Owner”) executed a split-dollar life insurance agreement dated as of May 7th, 2001 (the “Split-Dollar Agreement”) on the lives of Morry Weiss and Judith Weiss (the “Insured”), under which the Owner possesses all incidents of ownership on the policy, subject to certain limitations.

WHEREAS, pursuant to the Split-Dollar Agreement, the Corporation has paid a portion of the $185,000 annual premiums and has a collateral interest in the policy held by the Owner as security for the reimbursement of an amount equal to the premiums paid by the Corporation but not to exceed the cash value of the policy. The Owner has also paid a portion of the premiums.

WHEREAS, the Corporation acknowledges that its obligation to pay premiums under the Split-Dollar Agreement was not conditioned on continued services by Morry Weiss.

WHEREAS, the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”) brought into question whether the Corporation could continue to pay premiums and increase the reimbursement amount with respect to the insurance policy that is the subject of the Split-Dollar Agreement. The Act prohibits new loans between the Corporation and certain individuals, and certain features of the continuing arrangement could be characterized as a loan prohibited by the Act.

WHEREAS, in accordance with the terms of the insurance policy, the Corporation has not made further premium payments since the enactment of the Act and any additional amount paid with respect to the policy since enactment of the Act has not been subject to reimbursement by the Corporation.

WHEREAS, the parties acknowledge that the cash value of the policy subject to the Split-Dollar Agreement does not exceed the aggregate premiums paid by the Corporation pursuant to the Agreement.

As a result of limitations imposed by the Act on the continuation of the Split-Dollar Agreement, the Corporation and Morry Weiss agree to the following terms:

1. The Corporation will provide written notice to Morry Weiss that it and the Owner have signed an agreement to terminate the Split Dollar Agreement and that the Corporation has received all payments due from the Owner in connection with the termination of the Split Dollar Agreement.

2. In recognition of the services performed by Morry Weiss and the termination of the Split-Dollar Agreement, the Corporation agrees to pay a fixed amount to Morry Weiss. On February 16, 2009, the Corporation will pay $2,324,155 to Morry Weiss, provided that the Corporation has received all payments due from the Owner in connection with the termination of the Split Dollar Agreement.

3. Any payment by the Corporation to Morry Weiss will be made only if the Corporation’s Leverage Ratio and Interest Coverage Ratio, as defined in the Credit Agreement executed by the Corporation and dated as of April 4, 2006 with respect to the Corporation’s $650 million credit facility (the “Credit Agreement”), are within the levels permitted by Section 7.07 of the Credit Agreement as in effect on the date of its original execution. The determination of whether the Corporation’s Leverage Ratio and Interest Coverage Ratio are within the permitted levels will be made as of the last day of the fiscal quarter immediately preceding the Payment Date (a “Determination Date”).

4. Subject to the provisions of this Agreement, the Corporation will also pay Morry Weiss $1,174,166.34 on April 15, 2009 and $1,178,080on March 6, 2010. The payment due on February 16, 2009 and each date referenced in this paragraph will be referred to as “Payment Date.” If Morry Weiss is deceased on a Payment Date, such payment shall instead be made to the trustee under the Morry Weiss Trust originally dated February 5, 1979, as amended.

5. If, on a Determination Date, the Leverage Ratio exceeds, or Interest Coverage Ratio is less than, the permitted level in the Credit Agreement, then the payment otherwise due on the immediately following Payment Date shall not be paid and instead shall be added to the amount due on the next Payment Date. If either the Leverage Ratio or Interest Coverage Ratio on the final Determination Date are beyond the permitted levels in the Credit Agreement, then any remaining amounts otherwise due under this Agreement shall be forfeited.

6. The parties understand that the Corporation’s obligation to pay might be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of Section 409A, each amount referenced in this Agreement is treated as a separate payment. The Corporation and Morry Weiss agree that the Payment Date will not be changed to dates different from those stated in this Agreement, except (if at all) to the extent permitted by Section 409A of the Code.

7. The Corporation will withhold any applicable taxes either as a payment is made, or as otherwise required during February 2009 from other compensation due to Morry Weiss.

8. This Agreement and the rights of the parties hereunder will be governed by and construed in accordance with the laws of the state of Ohio without regard to conflicts of laws.

9. Morry Weiss agrees that the amount payable pursuant to this Agreement is in full settlement of any and all obligations due by the Corporation to him in connection with the Split Dollar Agreement.

10. Immediately following the signing of this Agreement, Morry Weiss will provide the Owner with written notification that this Agreement has been signed.

11. This Agreement may not be amended except by a written instrument signed by the Corporation and Morry Weiss, or their respective successors or assigns.

12. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and Morry Weiss and his successors and assigns.

13. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by this Agreement, at the reasonable request of another party.

THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT, IN COUNTERPARTS, AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

AMERICAN GREETINGS CORPORATION

By: /s/Catherine M. Kilbane

Title:    Senior Vice President, General Counsel and Secretary

MORRY WEISS

                                /s/Morry Weiss

2/9/2009

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